Exhibit 10.1

AMENDMENT TO THE

MEDIA GENERAL, INC.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN (SERP)

FIRST: The Introduction to the SERP is amended, effective May 31, 2009, to add the following sentence to the end of the first paragraph thereof:

Compensation earned after May 31, 2009, shall not increase benefits accrued under the Plan after that date.

SECOND: Article IV of the SERP is amended effective May 31, 2009, to replace the first sentence of the last paragraph of subsection (b) with the following two sentences:

For purposes of the Plan, a Participant’s compensation for a calendar year ending on or before December 31, 2008, shall mean the sum of (i) a Participant’s highest base rate salary that was payable during that calendar year and (ii) the Incentive Bonus that was paid to such Participant with respect to the prior calendar year. For purposes of the Plan, a Participant’s compensation for a calendar year ending after December 31, 2008, shall mean the sum of (i) a Participant’s highest annualized base rate salary that is payable during the period from January 1, 2009, through May 31, 2009, and (ii) the Incentive Bonus, if any, that was paid to such Participant with respect to 2008.

THIRD: Article V of the SERP is amended, effective May 31, 2009, to replace subsection (b)(1) thereof, with the following language:

(1) If a Participant becomes Disabled during a calendar year ending on or before December 31, 2008, an amount equal to the Participant’s highest base compensation for the year in which he became Disabled plus an amount equal to the incentive bonus, if any, that was paid to such Participant with respect to the calendar year next preceding the year in which he became Disabled. If a Participant becomes Disabled during a calendar year ending after December 31, 2008, an amount equal to the Participant’s highest annualized base rate compensation payable during the period from January 1, 2009, through May 31, 2009, plus an amount equal to the incentive bonus, if any, that was paid to such Participant with respect to 2008. Such amount will be increased or decreased for each subsequent calendar year by a factor that is equal to the increase or decrease in the average covered compensation of all participants in the Employees Retirement Plan of Media General, Inc., from year to year; provided, however, that such amount shall not be increased after May 31, 2009.